Exhibit 99.1

NEWS RELEASE 9025 N. Lindbergh Drive | Peoria, IL 61615-1431
¾RLI Corp.	P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI Appoints Michael Stone and David Duclos to Board of Directors

PEORIA, ILLINOIS, August, 16, 2012 — RLI Corp. (NYSE: RLI) — RLI Corp. announced today that RLI Insurance Company President & Chief Operating Officer Michael J. Stone and former Chief Executive of XL Group plc Insurance Operations David B. Duclos have been appointed to its board of directors. Their appointment increases the number of RLI board members to 11, effective August 16, 2012. Stone and Duclos have been appointed for terms expiring at RLI’s next annual shareholders’ meeting in May 2013, at which time they will stand for re-election.

As RLI Insurance Company President & Chief Operating Officer, Stone is responsible for the insurance operations of RLI and its subsidiaries. He joined RLI from Travelers in 1996 as Vice President, Claim. Stone was promoted to Executive Vice President in 1998 and was appointed to his current position in 2002. He holds a bachelor’s degree from Bellarmine College and a J.D., magna cum laude, from the University of Louisville.

Duclos is a retired Chief Executive of XL Group plc Insurance Operations, and currently serves as a consultant for XL Group plc. He has more than 32 years of insurance industry experience, and has held leadership positions at XL Group plc, Kemper Insurance Company and CIGNA Corporation. He holds a bachelor’s degree from Eastern Illinois University and is a graduate of the Advanced Insurance Executive Education Program from the Wharton School at the University of Pennsylvania.

“Mike and David are successful leaders in the insurance industry,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “They each bring unique expertise and a wealth of industry knowledge that will complement the strength of RLI’s existing board of directors. As we grow our business, their leadership and guidance will enable us to continue delivering value to our shareholders.”

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company — are rated A+ “Superior” by A.M. Best Company.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at 309-693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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